EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-4 No. 333-122829) of Propex Fabrics Inc. and in the related Prospectus of our report dated March 25, 2005, with respect to the consolidated financial statements and schedule of Propex Fabrics Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

Ernst & Young LLP

Chicago, Illinois

April 13, 2005